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                                                                     Exhibit 2.2

                            STOCK PURCHASE AGREEMENT

                         "COMPANIA DE TELEFONOS DE CHILE
                         TRANSMISIONES REGIONALES S.A."

                                       AND

                     "TELEFONICA INTERACTIVA CHILE LIMITADA"

In Santiago de Chile, on October 4, 7 [4 circled, handwritten 7], 1999, appear:
Velko Petric Cabrales, representing COMPANIA DE TELEFONOS DE CHILE S.A. TRANSMISIONES REGIONALES S.A., hereinafter referred to as "CTC Mundo" or the "Seller", a telecommunications company, both domiciled for purposes hereof at Nueva de Lyon 72, 11th Floor, district of Providencia, in this city, and Jorge Martina Aste, representing Telefonica Interactiva Chile Limitada, hereinafter referred to as the "Buyer", an investment company, both domiciled for purposes hereof at Calle Moneda No. 970, 12th Floor, in the district and city of Santiago, who state as follows:

ONE: The Seller owns shares, hereinafter referred to as the "Shares", in "Proveedora de Servicios de Conectividad S.A.", hereinafter also referred to as the "Company", corresponding to 95% of the validly issued shares of the Company. Furthermore, according to a shareholder agreement executed on June 18, 1997, the Seller shall have, from July 1, 2000 until June 30, 2001, an option to purchase the remaining 5% of the shares of the Company owned by Red Universitaria Nacional (the "Reuna Shares").

If the Seller should purchase the 5% Reuna Shares prior to July 1, 2000, the Seller agrees to notify the Buyer in writing on the day following the purchase. The Seller agrees to transfer the Reuna Shares to the Buyer within no more than two business days following the date of the

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notification, without this stock transfer conferring the right to any additional price whatsoever in favor of the seller, as agreed in clause THREE of this Agreement.

TWO: The Seller, represented as indicated in the recitals above, hereby sells, assigns and transfers the Shares to the Buyer which buys, accepts and acquires such shares through its representative, Jorge Martina Aste, who states that he received it [sic] to his entire satisfaction. Furthermore, the Seller must transfer the Reuna Shares to the Buyer by no later than July 15, 2000.

THREE: The Buyer acquires the shares of the Company at the price of US$ 40,000,000 (forty million U.S. dollars) (hereinafter referred to as the "Price"), which includes the price of the Reuna Shares that the Seller promised to transfer in accordance with the previous clause. The Price shall be paid within sixty days from today, in the equivalent in domestic current at the dollar exchange rate in effect on the date of actual payment. This price shall accrue interest at 8% per annum between today and the actual payment date. In the event of delay in payment, the maximum interest allowed by law for this type of obligation shall accrue.

If there is a public offering to subscribe shares of Terra Networks (hereinafter the "Public Offering") prior to the expiration of said term, the payment shall be accelerated and made on the same day as such offering.

In order to guarantee the above-mentioned payment, the buyer pledges in favor of the seller, which accepts, all of the shares covered by this transaction; actual delivery of the pledge is made herein, symbolically, by means of signing this agreement and delivering a copy hereof. The pledge shall end by means of payment, without requiring an express statement of termination.


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FOUR: The parties agree that the sale does not include corporate customers of
Proveedora de Servicios de Conectividad S.A., which the buyer must assign, at no cost, to the seller or the company or the person appointed by the company within the term of sixty days from today.

FIVE: The Buyer agrees to contribute to the Company, within the term of 60 days from the date of this agreement, either as a capital contribution or as a loan, sufficient funds all of the net debt existing between the Company and Compania de Telecomunicaciones de Chile S.A. and its subsidiaries, which amounts to US$ 9,691,485 as of today.

SIX: Representations and Warranties of the Seller. Today the Seller represents and warrants to the Buyer the following:

The Company is a corporation, duly organized and existing under the laws of the Republic of Chile, with the necessary legal standing to own and hold its assets and engage in its business as it does herein.

The Company groups together the Internet activities that the Seller has been developing, in the past and present, and the elements and assets pertaining thereto, currently used to provide its services, remain with the company; such assets and the value thereof are detailed in the inventory attached as Appendix 5 (b).

The Seller is the owner of the Shares, which are not subject to any encumbrance or lien, and there are no pending lawsuits, litigation, actions or proceedings which affect them or may affect them, except the requests of other CTC shareholders indicated in order to request a General Shareholders Meeting and/or exercise other actions with respect to this transaction, of which the buyer states that it is aware. The Shares constitute 95% of the validly issued stock of the Company. Except for the exchange right that the Seller is entitled to request with respect to


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Reuna, by which the remaining 5% of the shares of the Company owned by Reuna may be acquired by the Seller or the person appointed by the Seller, there is no option, guarantee, convertible amount, agreement or commitment that the Company or its shareholders may have granted by which a person or entity is absolutely or conditionally entitled to acquire any of the shares of the Company.

The Seller has full authority and power to enter into this Agreement and perform the transactions stipulated herein. The performance and granting of this Agreement and the consummation of the transactions stipulated herein have been duly and validly authorized by the Board of Directors of the Seller. This Agreement constitutes a legal, valid and binding agreement for the Seller, which may be enforced according to its terms and conditions. It is not necessary to present nor obtain any permit, authorization, consent or approval from any public agency or authority for the Seller to perform the transactions stipulated in this Agreement.

Except for those cases indicated in Appendix 5 (e) and as indicated in this Agreement, there are no pending actions, lawsuits, claims or investigations, to the best of the knowledge of the Seller, which are threatened against or with respect to the Company or any of its goods or assets, which may jeopardize the capacity of the Company to do business.

The Company has submitted all tax declarations required by applicable Chilean law and has paid all taxes it owes according to such declarations, as well as all property taxes, and all municipal charges due pursuant to the Law on Municipal Revenue. Furthermore, the provisions existing for payment of taxes due as of today are adequate. There are no actions underway by any authority with regard to taxes or duties, nor grounds to do so.


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The Company is not party to contracts, agreements or commitments exceeding US$
1,000,000 or with a term of more than 2 years from today, with the exception of those indicated in Appendix 5 (h).

Except as indicated in Appendix 5 (h), there are no contracts with related parties for an amount exceeding US$ 100,000.

Labor benefits and compensation for severance for workers of the Company are stipulated in their labor agreements and contracts and in the law.

The Company has insurance to cover its property and employees for the amounts and under the conditions which are customary for companies of the same size and in similar businesses.

The title of the Company to all property which it owns is clear of any encumbrance, lien or litigation.

The Seller has delivered to the Buyer the financial statements of the Company as at July 31, 1999 (the "Financial Statements"), which are complete and correct in all important aspects and which accurately reflect the financial situation of the Company on the date indicated therein (subject to normal auditing adjustments). Since the date of these Financial Statements, there have been no significant adverse changes in business, the financial situation, earnings from operations or the projections of the Company, nor has the Company declared, made, paid or reserved, directly or indirectly, any amount or other assets to distribute dividends or make other distributions to its shareholders, has not purchased or redeemed shares of its capital stock nor has granted any option, guarantee or right to purchase such shares of capital stock. The Company does not have any commitments or obligations of any type whatsoever, whether due, existing, continent or otherwise, other than those indicated in the Financial Statements.


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The Company has all permits and authorizations required in order to engage in its business. No licenses or concessions of any type whatsoever are required for providing Internet services.

SEVEN: Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller as follows:

The Buyer is a corporation, duly organized and existing under the laws of the Republic of Chile, with the necessary legal standing to own and hold its assets and engage in its business as it does herein.

The Buyer has the authority and power to enter into this Agreement and to perform its obligations. This Agreement was duly granted by the Buyer and constitutes a valid, legal contract which may be enforced according to its terms and conditions.

EIGHT: Actions in relation to Representations and Warranties

Action regarding Representations and Warranties. The parties represent that the representations and warranties provided were determining and essential factors in the execution of this agreement and, by signing, they indicate their trust in such representations and warranties and indicate that they may suffer damages if such declarations and warranties are incorrect or are not properly performed. Consequently, the parties agree that any damages resulting from misstatement of such representations and warranties or from nonperformance or partial performance of any obligation as required by this Agreement must be indemnified in favor of the party suffering such damages, and that such indemnification shall include all court costs and legal or other fees which may arise out of the investigation of any claim, notwithstanding the additional right of the affected party to demand the nonperforming party to hold it harmless from


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third party claims that may be filed against the diligent party, based upon a fact constituting a violation of the representations and warranties made in this Agreement.

Standards and procedures. The right of one of the parties to file actions for damages as indicated in this clause or to defend itself against actions filed, notwithstanding any investigation made in representation or known by either of the parties hereto, shall be subject to the following rules: (i) The representations and warranties of the parties contained in the clauses shall remain in full force for a term of three (3) years from today, except if any of such representations and warranties are fraudulent, in which case the term for collection shall be extended until expiration of the latest statute of limitations according to general rules; and (ii) the representations and warranties of the Seller relative to the tax liability of the company as provided by Clause Six shall remain in full force in favor of the Buyer until expiration of the latest statute of limitations for collection of the tax or taxes due, which are application in tax matters, as declared and warranted in the same clause.

NINE: Arbitration. In the event of any dispute which may arise concerning the validity, interpretation or performance of this Agreement, the validity or interpretation of this Clause Nine relative to the competence of the arbitrator appointed pursuant to this clause, or concerning the rights or obligations of the parties arising out of this Agreement, such disputes shall be settled by an arbitrator, who shall be Raul Varela Morgan or, if he is unable or unwilling to perform this duty, the arbitrator shall be Ricardo Rivandeneira Monreal or, if he is unable or unwilling to perform this duty, then the arbitrator shall be Juan Carlos Dorr Zegers or, if he is unable or unwilling to perform this duty, the arbitrator shall be selected by the Representatives. If the Representatives are unable to reach an agreement on the arbitrator within twenty-five (25) days from a determination that none of the arbitrators listed above are willing or able to perform the duty, the arbitrator shall then be appointed by the Ordinary Civil Court of Santiago, and the


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arbitrator appointed shall be a person who has been a tenured professor in a commercial or civil law school of the Universidad Catolica de Santiago [Santiago Catholic University] or the University of Chile in Santiago, Chile, for at least five consecutive years, or a like period over the past ten years. Any of these arbitrators shall act ex aequo et bono with regard to matters of procedure and grounds and shall render a decision within no more than 180 days from the date of appointment. The decision of the arbitrator shall be definitive and not subject to appeal, and the parties hereto waive any other recourse that may apply. Enforcement of the arbitration award may be requested before any competent court.

TEN: Notices

All notifications, requests, demands and other communications between the parties to this agreement shall be in writing and addressed to the party at the following address (or another address which has been advised in a similar manner), and must be delivered in person, by certified or registered mail, with pre-paid postage or with return receipt requested or by fax, with a certified mail confirmation.

For the Seller:

Compania de Telefonos de Chile S.A.
Transmisiones Regionales S.A.
Ricardo Lyon No. 72, 12th Floor, Santiago
Att: Velko Petric Cabrales
Fax: 3309700


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For the Buyer:

Telefonica Interactiva Chile Limitada           Added [handwritten]
Moneda 970, 12th Floor, Santiago
Att: Jorge Martina Aste
Fax: (562) 364 37 96
with copy to:
TERRA NETWORKS, S.A.
Edificio Atica, No. 1
Via de las Dos Castillas 33
Pozuelo de Alarcon 28224 Madrid (Spain)
Att: Cristina Lamana
with copy to: Juan Francisco Gutierrez (Estudio [Law Firm of] Philipi Yrarrazaval Pulido & Bruner)
Fax: (562) 364 37 96

ELEVEN: For all purposes of this Agreement, the parties select special domicile in the city and district of Santiago. This Agreement is governed by Chilean law.

TWELVE: This Agreement and the appendices hereto constitute the entire agreement between the parties and supersede any other prior agreement between the parties regarding the same matter.

THIRTEEN: This agreement is signed in two exact copies with the same date, each party retaining one copy.



[signed]                               -----------------------------------------
Velko Petric Cabrales                  Jorge Martina Aste
for CTC Mundo S.A.                     for Telefonica Interactiva Chile Limitada


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The following annexes to this agreement have not been included:

         -        Annex 5(b) - Inventory of Assets

         -        Annex 5(e) - Pending Litigation

         - Annex 5(h) - Contracts with related parties in an amount exceeding $100,000

Copies of the annexes not included herein will be provided upon request.